Registrant Name     TORREY U.S. STRATEGY PARTNERS, LLC

          File Number                   811-21066

          Registrant CIK Number:        0001170035


Item 77 c)

On August 14, 2009, the Members of the Registrant voted to approve a plan of liquidation and dissolution.